Exhibit 99.1

                     ICORIA RECEIVES NASDAQ DELISTING NOTICE

    RESEARCH TRIANGLE PARK, N.C., June 23 /PRNewswire-FirstCall/ -- Biotechnology company Icoria, Inc. (NASDAQ SC: ICOR) announced today that it received a letter from the NASDAQ Listing Qualifications Department on June 21, 2005 stating that it has failed to meet or exceed the $1 minimum bid price required for listing on the NASDAQ SmallCap Market for 180 calendar days, and that its shares will be delisted effective with the opening of trading on June 30.

    Icoria expects that effective June 30, Icoria's shares will be traded on the NASDAQ Over the Counter Bulletin Board. Investors using online trading systems may be required to change the ticker symbol from ICOR to ICOR.OB.

    "We have anticipated this decision by the NASDAQ and our board of directors has decided not to appeal or consider options such as a reverse stock split," said Interim CEO Doug Morton, Ph.D. "Our immediate focus is on building shareholder value by utilizing our biomarker discovery and validation platform to drive diagnostics development and commercialization."

    About Icoria
    Icoria, Inc. is a biotechnology company focused on the discovery of novel, multi-parameter biomarkers using its unique multi-platform approach. Icoria intends to use these future biomarkers internally to develop multi-analyte diagnostics to define and grade pathology or disease state with a high level of specificity and sensitivity, and use its technology to help collaborators and customers develop better, safer drugs and diagnostics and to identify targets, leads and drug/diagnostic combinations for liver injury, metabolic disorders and cancer.

    This press release contains forward-looking statements including, but not limited to, the Company's expectations for its healthcare based business model and its biomarker discovery platform. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Icoria's ability to identify biomarkers, early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria's Quarterly Report on Form 10-Q for the period ended March 31, 2005, as amended, and its Annual Report on Form 10-K for the year ended December 31, 2004, both as filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

SOURCE  Icoria, Inc.
    -0-                             06/23/2005
    /CONTACT: Media-Public Relations, Icoria, Inc., +1-919-425-2999; or Brian Ritchie of Noonan Russo, +1-212-845-4200/
    /Web site:  http://www.icoria.com/